File 70-9073

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                           POST EFFECTIVE AMENDMENT TO

                        FORM U-1 APPLICATION-DECLARATION

                                    UNDER THE

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                         ------------------------------

                         CENTRAL POWER AND LIGHT COMPANY
                           539 North Carancahua Street
                        Corpus Christi, Texas 78401-2802

                       PUBLIC SERVICE COMPANY OF OKLAHOMA
                              212 East Sixth Street
                           Tulsa, Oklahoma 74119-1212

                       SOUTHWESTERN ELECTRIC POWER COMPANY
                                428 Travis Street
                        Shreveport, Louisiana 71156-0001

                          WEST TEXAS UTILITIES COMPANY
                               301 Cypress Street
                            Abilene, Texas 79601-5820

                      CENTRAL AND SOUTH WEST SERVICES, INC.
                                Williams Tower 2
                                2 West 2nd Street
                              Tulsa, Oklahoma 74103

             (Names of companies filing this statement and addresses
                         of principal executive offices)
                           ---------------------------

                       CENTRAL AND SOUTH WEST CORPORATION
                 (Name of top registered holding company parent)
                          -----------------------------

                           Wendy G. Hargus, Treasurer
                       Central and South West Corporation
                          1616 Woodall Rodgers Freeway
                               Dallas, Texas 75202

                              Joris M. Hogan, Esq.
                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                          New York, New York 10005-1413

                   (Names and addresses of agents for service)


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                  Central Power and Light  Company,  Public  Service  Company of
Oklahoma, Southwestern Electric Power Company and West Texas Utilities Company (the "Operating Companies"), wholly owned public utility subsidiaries of Central and South West Corporation ("CSW"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and Central and South West Services, Inc. (the "Service Company"), a wholly owned subsidiary of CSW that is authorized to provide services to associate companies pursuant to
Section 13(b) of the Act and rules of the Securities and Exchange Commission (the "Commission") promulgated thereunder, hereby submit for filing this Post-Effective Amendment to the Application-Declaration on Form U-1 in File No. 70-9073 to amend and restate the Application-Declaration with respect to the application of Rules 53 and 54 to the Applicants' request for authority herein. In all other respects, the Application-Declaration shall remain the same.

Item 3.           Applicable Statutory Provisions.
                  Rule 54 promulgated under the Act states that in determining whether to approve the issue or sale of a security by a registered holding company for purposes other than the acquisition of an exempt wholesale generator ("EWG") or a foreign utility company ("FUCO"), or other transactions by such registered holding company or its subsidiaries other than with respect to EWGs or FUCOs, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or a FUCO upon the registered holding company system if Rule 53(a), (b) and (c) are satisfied. The Applicants currently meet all of the criteria of Rule 53(a), except for clause (1). At June 30, 1998, CSW's "aggregate investment," as defined in Rule 53(a)(1), in EWGs and FUCOs was approximately $917 million, or approximately 51.51% of CSW's average "consolidated retained earnings," as defined in Rule 53(a)(1), for the four quarters ended June 30, 1998 (approximately $1.781 billion), which exceeds the 50% "safe harbor" limitation contained in that rule.

                  By order dated January 24, 1997, (HCAR No. 26653) ("January 1997 Order"), the Commission authorized CSW to increase to 100% of average "consolidated retained earnings," as defined in Rule 53(a)(1), the aggregate amount which it may invest in EWGs and FUCOs. Although CSW's aggregate investment exceed the 50% "safe harbor" limitation contained in Rule 53, CSW's aggregate investment in below the 100% limitation authorized under the January 1997 Order.

                  As of September 30, 1996, the most recent period for which financial statement information was evaluated in the January 1997 Order, CSW's consolidated capitalization consisted of 43.5% equity and 56.5% debt. CSW's consolidated pro forma capitalization as of June 30, 1998, taking into account the effect of the proposed transactions, is 41.8% equity and 58.2 % debt.

                  CSW asserts that since the date of the January 1997 Order, there has been no material change in its consolidated capitalization ratio. CSW further states that this ratio remains within acceptable ranges and limits, as evidenced by CSW's corporate consolidated "A2" short term credit rating, which has remained the same since the January 1997 Order.

                  In 1997, the government of Great Britain imposed a windfall profits tax of $176 million on Seeboard, plc, a FUCO in the United Kingdom wholly owned by CSW. Notwithstanding the imposition of this tax, earnings attributable to CSW's interests in EWGs and FUCOs contributed positively to consolidated earnings in the calendar year ending after the January 1997 Order. Accordingly, since the date of the January 1997 Order, the earnings attributable to CSW's investments in EWGs and FUCOs have not had any adverse impact on CSW's financial integrity.

                  CSW will continue to maintain in conformity with United States generally accepted accounting principles and make available the books and records required by Rule 53(a)(2). CSW does, and will continue to, comply with the requirement that no more than 2% of the employees of CSW's operating subsidiaries shall, at any one time, directly or indirectly, render services to an EWG or FUCO in which CSW directly or indirectly owns an interest, satisfying Rule 53(a)(3). And lastly, CSW will continue to submit a copy of Item 9 and Exhibits G and H of CSW's Form U5S to each of the public service commissions having jurisdiction over the retail rates of CSW's operating utility subsidiaries, satisfying Rule 53(a)(4). None of the conditions described in Rule 53(b) exist with respect to CSW or any of its subsidiaries, thereby satisfying said Rule and making Rule 53(c) inapplicable.

                                S I G N A T U R E

                  Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:        November 2, 1998.

                                   CENTRAL POWER AND LIGHT COMPANY


                                   By: WENDY G. HARGUS
                                       Wendy G. Hargus
                                       Treasurer

                                   PUBLIC SERVICE COMPANY OF OKLAHOMA


                                   By: WENDY G. HARGUS
                                       Wendy G. Hargus
                                       Treasurer

                                   SOUTHWESTERN ELECTRIC POWER COMPANY


                                   By: WENDY G. HARGUS
                                       Wendy G. Hargus
                                       Treasurer

                                   WEST TEXAS UTILITIES COMPANY


                                   By: WENDY G. HARGUS
                                        Wendy G. Hargus
                                        Treasurer

                                   CENTRAL AND SOUTH WEST SERVICES, INC.


                                    By: WENDY G. HARGUS
                                        Wendy G. Hargus
                                        Treasure